Exhibit 21.1

List of Subsidiaries

CapitalSouth Partners Fund II Limited Partnership (North Carolina)
CapitalSouth Partners F-II, LLC (North Carolina)
CapitalSouth Fund III, L.P. (Delaware)
CapitalSouth F-III, LLC (North Carolina)
CPTA Master Blocker, Inc. (Georgia)
Capitala Business Lending, LLC (Delaware)